Exhibit 23

Offer to Purchase for Cash

Any and All of the Outstanding Shares of Common Stock and

Any and All of the Outstanding American Depositary Shares

(evidenced by American Depositary Receipts)

of

DISTRIBUCIÓN Y SERVICIO D&S S.A.

at

U.S. $0.408 Net Per Share of Common Stock

U.S. $24.48 Net Per American Depositary Share

(each representing 60 Shares of Common Stock)

by

INVERSIONES AUSTRALES TRES LIMITADA

a limited liability company (sociedad de responsabilidad limitada) indirectly wholly owned by

WAL-MART STORES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, CHILEAN TIME, WHICH CORRESPONDS TO 10:00 P.M. NEW YORK CITY TIME, ON MARCH 25, 2009, UNLESS THE OFFER IS EXTENDED.

February 23, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees of Clients for whose accounts you hold Shares (as defined below) or ADSs (as defined below):

Enclosed for your consideration are the Chilean Prospectus (the “Prospectus”), the Notice of Commencement and the U.S. Supplement, dated February 23, 2009 (the “Offering Materials”), and the related Form of Acceptance and ADS Letter of Transmittal (which together with amendments or supplements thereto constitute the “Offer”) relating to the offer by Inversiones Australes Tres Limitada (“Bidder”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirectly wholly owned subsidiary of Wal-Mart Stores, Inc. (“Wal-Mart”), a publicly held stock corporation organized and existing under the laws of Delaware, to purchase (a) any and all of the outstanding shares of common stock (the “Shares”) of Distribución y Servicio D&S S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile from all holders of Shares, including holders resident in the United States (the “U.S. Holders”), for $0.408 per Share and (b) any and all of the outstanding American Depositary Shares of the Company (“ADSs”), each representing 60 Shares, for $24.48 per ADS, in each case payable in U.S. dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes, upon the terms and subject to the conditions of the Offering Materials. Under the terms of the Offer, a holder of Shares (but not a holder of ADSs) has the option to receive the tender offer consideration in an equivalent amount in Chilean pesos calculated using the average of dólar observado exchange rates published by the Banco Central de Chile in the Diario Oficial de la Republica de Chile for the six consecutive business day period ending on the day that the Chilean Offer is paid (which is four business days after publication of the Notice of Outcome referred to in this Prospectus). Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares or ADSs in your name or in the name of your nominee. All terms not otherwise defined herein have the meanings set forth in the Offering Materials.

For your information and for forwarding to those of your clients for whom you hold Shares or ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus, dated February 23, 2009;

2. The U.S. Supplement, dated February 23, 2009;

3. The Notice of Commencement;

4. If applicable, the Form of Acceptance to be used by U.S. Holders of Shares in accepting the Offer;

5. If applicable, the ADS Letter of Transmittal to be used by holders of ADSs in accepting the Offer; and

6. The return envelope addressed to Computershare (the “Forwarding Agent” and the “ADS Receiving Agent”) for tendering Shares or ADSs.

We urge you to contact your clients as promptly as possible.

Please note:    The Offer and withdrawal rights will expire at 12:00 midnight, Chilean time, which corresponds to 10:00 p.m. New York City time, on March 25, 2009, unless the Offer is extended.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth on the back page of the U.S. Supplement.

Requests for copies of the enclosed materials should be directed to the Information Agent.

Very truly yours,

Inversiones Australes Tres Limitada

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF BIDDER, THE COMPANY, THE FORWARDING AGENT, THE SHARE RECEIVING AGENT, THE ADS RECEIVING AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.